Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MICHAEL BAKER CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0927646 (I.R.S. Employer Identification No.)

Airside Business Park
100 Airside Drive
Moon Township, Pennsylvania	15108
(Address of Principal Executive Offices)	(Zip Code)
BAKER 401(k) PLAN
(Full title of the plan)

H. James McKnight
Executive Vice-President, Chief Legal Officer & Corporate Secretary
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, Pennsylvania 15108
(412) 269-2532
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jeffrey G. Aromatorio, Esq.
Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2716
(412) 288-3364

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company.)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed maximum	Proposed maximum	Amount
securities	to be	offering price	aggregate offering	of registration
to be registered	registered(1)	per share(2)	price(2)	fee
Common Stock, $1.00 par value per share	2,000,000	$24.36	$48,720,000	$5,656.39

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also covers any additional number of shares as may be required pursuant to the Baker 401(k) Plan (the “Plan”) in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the outstanding Common Stock. In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and (h)(1) under the 1933 Act, the proposed maximum aggregate offering price for these shares which may be issued under the Plan is based on the average of the high and low sales prices of the Common Stock as reported on the NYSE Amex Exchange for May 2, 2011.

EXPLANATORY NOTE
     The Michael Baker Corporation Employee Stock Ownership Plan was renamed the Baker 401(k) Plan (the “Plan”) effective as of January 1, 2006. This Registration Statement on Form S-8 is being filed for the purpose of registering 2,000,000 shares of common stock, $1.00 par value (the “Common Stock”) of Michael Baker Corporation (the “Company”) to be issued pursuant to the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”) and will be delivered to participants in accordance with such rule.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Company and the Plan with the Commission (File No. 001-06627) are incorporated in this Registration Statement by reference and made a part of this Registration Statement:
     (a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2010 (File No. 001-06627);
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual reports referred to in paragraph (a) above, excluding information furnished under Form 8-K, which is not deemed filed and, therefore, not incorporated herein by reference; and
     (c) The description of Michael Baker Corporation common stock contained in the prospectus included in the Registration Statement of Michael Baker Corporation on Form S-3 (Registration No. 333-172055) as filed with the SEC on February 4, 2011, and amended by Amendment No. 1 on March 2, 2011, as that description may be updated from time to time.
     All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission for further information about its public reference room at 1-800-732-0330. Such material is also available at the Commission’s website at http://www.sec.gov.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
     BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:
     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or
     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
     (3) by the shareholders.

     Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation. BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.
     Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.
     The Company’s Articles of Incorporation. Article VI, Section 2 of the Company’s Articles of Incorporation (the “Indemnification Article”) provides that, except as prohibited by law, every director and officer of the Company is entitled as of right to be indemnified by the Company against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, by reason of such person being or having been a director or officer of the Company or of a subsidiary or serving or having served at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, that there exists no right of indemnification with respect to an action initiated by a director or officer against the Company other than an action for indemnification against the Company. The Indemnification Article does not apply to any action filed prior to January 27, 1987.
     The Indemnification Article further provides that every indemnitee shall be entitled as of right to have his or her expenses in defending any action or proceeding, or in initiating and pursuing any action or proceeding against the Company for indemnification or advancement of expenses, paid in advance by the Company prior to final disposition of any such action or proceeding, provided that the Company receives a written undertaking by the indemnitee to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified for such expenses.
     If a written claim for indemnification or for advancement of expenses is not paid within thirty days after it is received by the Company, the director or officer submitting the claim may bring suit against the Company to enforce payment of the claim and, if successful in whole or in part, may also recover the expenses of the suit. While it will be a defense to any such suit that the conduct of the director or officer was such that Pennsylvania law would prohibit indemnification, the burden of proving this defense will be on the Company. Neither a failure by the

Company to determine that indemnification is proper in the circumstances nor an actual determination by the Company that the indemnitee’s conduct was such that indemnification would be prohibited by law will be a defense to such suit or create a presumption that the conduct of the indemnitee was such that the indemnification would be prohibited by law.
     The Indemnification Article further provides that the right to indemnification and the advancement of expenses shall be treated as contractual rights of persons entitled to indemnification and shall not be deemed exclusive of any other rights of indemnification which a person seeking indemnity may have under any agreement, bylaw or charter provision, vote of stockholders or directors or otherwise.
     The Indemnification Article provides that the Company may purchase and maintain insurance to protect itself and any person entitled to indemnification against any liability or expense asserted against or incurred by such person, whether or not the Company would be permitted to indemnify against such liability or expense by law or under the Indemnification Article. Future changes in Pennsylvania law expanding or contracting the scope of permissible indemnification would automatically expand or contract the scope of indemnification authorized by the Indemnification Article. However, any amendment or repeal of the Indemnification Article would not limit the rights of directors or officers to be indemnified with respect to acts or omissions which occurred prior to the change.
     The Company’s former bylaw providing for indemnification applies to all actions, suits or proceedings commenced against directors or officers prior to January 27, 1987 and to the extent the BCL does not permit the Indemnification Article to apply to the same, to any breach of performance of duty or any failure of performance of duty by any director or officer which occurred prior to January 27, 1987. It provides for indemnification to the maximum extent permitted by the BCL.
     As permitted by BCL Section 1713, the articles of incorporation and bylaws of the Company also provide that, to the fullest extent the laws of the Commonwealth of Pennsylvania in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Company will be personally liable for monetary damages for any action taken, or failure to take any action, as a director. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to Federal, state or local law. Under the BCL, a director may be so protected from personal liability for such action or inaction unless (a) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interest of the Company and with such care, including reasonable inquiry, skill and diligence as a person of ordinary prudence would use under similar circumstances, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. In carrying out the duties referred to in clause (a) of the preceding sentence, a director is entitled to rely in good faith on information, opinions, reports and statements, including financial statements and other financial data, in each case prepared by one or more officers or employees of the Company whom the director reasonably believes to be reliable and competent in such matters, counsel, public accountants and other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person or a committee of the Board upon which the director does not serve, duly designated in accordance with law, as to matters within such committee’s designated authority, if the director reasonably believes the committee merits confidence. A director is not considered to be acting in good faith if he has knowledge concerning the matter in question which would render his reliance to be unwarranted. The amendments concerning personal liability for monetary damages do not apply to any action filed prior to January 27, 1987 nor to any breach of performance or failure of performance of duty occurring prior to January 27, 1987.
     The Company has purchased director and officer liability insurance. Such insurance covers its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933, as amended. Under this type of insurance, the Company would receive reimbursement for amounts as to which the directors and officers would be indemnified under the Indemnification Article. The insurance would also provide certain additional coverage for the directors and officers against certain liability even though such liability would not be subject to indemnification under the Indemnification Article.

     The Company may from time to time enter into indemnification and insurance agreements with present and future directors and such other officers, employees and agents of the Company and its subsidiaries as shall be designated from time to time by the Board of Directors. Each indemnification and insurance agreement will only apply to actions commenced after the date of any such agreement; such actions may, however, arise from acts or omissions occurring before the date of such agreement.
     The form of indemnification and insurance agreement provides essentially the same rights to indemnification against expenses and liability, advancement of expenses and partial indemnification as are provided in the Indemnification Article, except that a contractee has the additional right to cause judgment to be confessed against the Company if expenses are not advanced by the Company within 30 days after a written request by the contractee. In addition, such agreement provides that expenses may be advanced to a contractee before payment is reasonably expected to be made to the contractee under an insurance policy or a security arrangement established by the Company subject to an undertaking by the contractee to reimburse the Company for the amount advanced upon receipt of such amount by the contractee pursuant to the insurance policy or security arrangement.
     Further, the form of indemnification and insurance agreement provides that if the full indemnification claimed by the contractee may not be paid by the Company to the contractee because such indemnification is prohibited under Pennsylvania law and the Company has been found to be jointly liable with the contractee as to the matter of which indemnification was sought (or would be so liable if the Company were joined in such matter), the contractee has a right to contribution from the Company for the amount of any expenses or liability incurred by the contractee as to such matter based on the relative benefits received by the Company and the contractee from the transaction from which the liability arose and the relative fault of the Company (including the Company’s other directors, officers, employees or agents) and the contractee in connection with the events which resulted in such expenses or liability, as well as other relevant equitable considerations.
     Separately, the form of indemnification and insurance agreement, while not requiring the Company to maintain the director and officer liability insurance in effect at the time the agreement is entered into with a contractee, provides that if such insurance is not maintained, the Company will in effect become a self-insurer by providing the same insurance benefits that would have been provided had the insurance been continued. Since the Company may purchase insurance against certain types of liabilities, such as liabilities under the Federal securities laws, for which the Company might not be able to provide indemnification, this contract right may have the effect of providing broader payment rights than would be available under the Indemnification Article should the Company fail to maintain its director and officer liability insurance.
     Under the form of indemnification and insurance agreement, a contractee is entitled to the rights to indemnification for expenses and liability, advancement of expenses and liability, contribution and payment for failure to maintain insurance provided by such agreement notwithstanding any amendment or repeal of the Indemnification Article. In addition, although a change in Pennsylvania law restricting indemnification rights would automatically restrict the indemnification rights provided under the Indemnification Article, the form of indemnification and insurance agreement provides that a change in law restricting indemnification rights will not affect the indemnification rights of a contractee unless the law so requires.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     4.1 Restated Articles of Incorporation, as amended, incorporated herein by reference to Exhibit 4.1 to registrant’s Registration Statement on Form S-3 filed February 4, 2011.
     4.2 By-laws as amended, incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K dated October 29, 2009.
     5.1 Opinion of Reed Smith LLP, filed herewith.

     23.1 Consent of Reed Smith LLP (contained in Exhibit 5.1).
     23.2 Consent of Deloitte & Touche, independent registered public accounting firm, filed herewith.
     23.3 Consent of Schneider Downs & Co., Inc., independent registered public accounting firm, filed herewith.
     24.1 Power of Attorney, filed herewith as part of the signature pages.
     The registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement;

(2)That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 13(a) or 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on this 6 th day of May, 2011.

MICHAEL BAKER CORPORATION
By:	/s/ Bradley L. Mallory
Bradley L. Mallory,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bradley L. Mallory and H. James McKnight his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 6 th day of May, 2011.

Name	Title

/s/ Richard L. Shaw Richard L. Shaw	Chairman of the Board and Director

/s/ Bradley L. Mallory Bradley L. Mallory	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Zugay Michael J. Zugay	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ James M. Kempton James M. Kempton	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)

/s/ Robert N. Bontempo Robert N. Bontempo	Director

/s/ Nicholas P. Constantakis Nicholas P. Constantakis	Director

/s/ Robert H. Foglesong Robert H. Foglesong	Director

Name	Title

Mark E. Kaplan	Director

/s/ John E. Murray, Jr. John E. Murray, Jr.	Director

/s/ Pamela S. Pierce Pamela S. Pierce	Director

/s/ David N. Wormley David N. Wormley	Director

*	By:	/s/ H. James McKnight
H. James McKnight
Attorney-in-Fact

SIGNATURES
BAKER 401(k) PLAN
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on the 6th day of May, 2011.

Baker 401(k) Plan
By:	/s/ David G. Higie
David G. Higie, Chairman
Baker 401(k) Plan Committee

MICHAEL BAKER CORPORATION
Baker 401(k) Plan

REGISTRATION STATEMENT
ON FORM S-8
Exhibit Index

Exhibit No.	Document	Sequential Page
4.1	Restated Articles of Incorporation, as amended, incorporated herein by reference to Exhibit 4.1 to registrant’s Registration Statement on Form S-3 filed February 4, 2011.	*

4.2	By-laws as amended, incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K dated October 29, 2009.	*

5.1	Opinion of Reed Smith LLP as to the legality of the shares of Common Stock, filed herewith.	12

23.1	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Deloitte & Touche, independent registered public accounting firm, filed herewith.	13

23.3	Consent of Schneider Downs & Co., Inc., independent registered public accounting firm, filed herewith.	14

24.1	Power of Attorney, filed herewith as part of the signature pages.

*	Incorporated herein by reference.